Exhibit 99.1

KULR and CSA Group Partner to Develop New Battery Safety and Testing Procedures For Canada

Collaboration is KULR’s latest involvement in defining regulatory and industry standards for batteries following participation with the United Nations and the US Federal Aviation Administration

SAN DIEGO (Feb. 25, 2021) – KULR Technology Group, Inc. (OTCQB:KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced a joint collaboration with the CSA Group (formerly the Canadian Standards Association), a leading standards development organization and a global provider of testing and certification services, to develop a new battery safety and testing procedure to be titled: C22.2 No. 350 Test Method for Safety and Performance of Thermal Barriers For Use in Batteries and Battery Based Energy Storage Systems.

KULR’s passive propagation resistant (PPR) design solutions prevent dangerous cell-to-cell thermal runaway propagation. The Company’s collaboration with CSA Group is the most recent of several alliances KULR has formed to which it can apply its expertise and help shape the regulatory and industry standards for battery shipments. KULR has previously provided battery safety research and testing devices to various international agencies, including the US Federal Aviation Administration (FAA). KULR also participated in meetings of the United Nations Transport of Dangerous Goods Sub-Committee to establish test methods and criteria by which lithium batteries can be more effectively regulated, based on their inherent hazards.

As a top standards development organization and a global provider of testing and certification services, CSA Group is dedicated to safety, social good and sustainability. Since its establishment in 1919, CSA Group has developed a portfolio of over 3,000 standards, codes and related products in 54 technologies. Through its certification services and standards development, CSA Group actively encourages innovative thinking and promotes the adoption of new technologies.

Lithium battery fires -- such as the incidents that destroyed a UPS plane in 2010 and a FedEx truck in 2016 -- have increasingly become a public safety concern. The US National Transportation Safety Board (NTSB) has called for stricter testing and shipping standards for lithium batteries, and in May 2020 the board submitted safety recommendations to the Pipeline and Hazardous Materials Safety Administration (PHMSA), a division of the US Department of Transportation that develops, issues and enforces safety regulations for the transport of hazardous materials.

“There is an absolute real-world need to improve lithium battery safety, and we are pleased to collaborate with CSA Group to define procedures that meet this need,” stated Dr. Timothy Knowles, KULR Co-Founder and CTO. “Multiple international regulatory agencies are focused on technologies that can reduce the likelihood of battery fires in transportation, energy storage, vehicle applications, and consumer electronics. A recent report by the Naval Surface Warfare Center validated the efficacy of KULR’s battery safety technology, and the US Consumer Product Safety Commission reported that KULR’s design solutions can stop fires and explosions in lithium-ion battery packs. Given the technical caliber of the teams that conducted these tests, the results provide a solid vote of confidence for KULR’s technology."

About KULR Technology Group, Inc.

KULR Technology Group Inc. (OTCQB:KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group, Inc.

Main: (888) 367-5559

IR@KULRTechnology.com